Exhibit 99.1

Dynamex — Second Quarter Fiscal Year 2009 March 4, 2009 Page 1

For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES SECOND QUARTER
FISCAL YEAR 2009 RESULTS
Second Quarter Highlights:
•	Sales total $98 million.
•	Net income of $0.24 per fully diluted share.
•	Company continues to invest in sales force expansion.
•	Company retains debt free position.
•	Company affirms FY 2009 outlook of $1.00 to $1.20 earnings per share.
March 4, 2009 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.3 million or $0.24 fully diluted net income per share for the FY 2009 second quarter compared to $3.4 million or $0.33 per fully diluted share in the prior year. The current quarter includes an $800,000 increase in the reserve for doubtful accounts, one-time currency gains of $215,000 and a U.S. tax benefit of $140,000 due to a change in the effective tax rate. The current quarter was also negatively impacted by the weaker Canadian dollar that reduced net income approximately $345,000, $0.036 per fully diluted share compared to the prior year quarter.
Sales were $98 million this quarter, down 12.9% compared to the prior year. The lower U.S./Canadian dollar exchange rate accounts for approximately 7.3% and reduced fuel surcharges account for approximately 2.9% of the year-over-year sales decline. Our core growth rate, the rate excluding the impact of foreign exchange and fuel surcharges, declined approximately 2.7% on one less business day this quarter than the prior year. On a sales per day basis, our core growth rate declined 1.3%. The U.S. core growth rate declined 3.5% while the Canadian core growth rate increased 2.3%.
Selling, general and administrative (“SG&A”) expenses were $21.3 million, 10.8% below the prior year. Approximately 60% of the dollar decline is attributable to the lower Canadian dollar exchange rate with the balance due to lower bonus accruals, travel and entertainment and general corporate

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Dynamex — Second Quarter Fiscal Year 2009
March 4, 2009

expenses. As a percentage of sales, SG&A expenses were 21.9% in the current quarter compared to 21.3% in the prior year quarter.
Operating income declined 39.5% compared to the prior year quarter as sales were 12.9% lower and cost of sales increased as a percentage of sales from 73.3% to 74.0%. Purchased transportation costs, the largest component of cost of sales represented 64.4% of sales in the current year quarter, compared to 65.7% in the prior year. Other direct costs were 9.6% of sales compared to 7.6% last year due principally to an $800,000 increase in the reserve for doubtful accounts.
Income tax expense was $1.1 million, 32.7% of income before taxes in the current year quarter compared to $2.0 million, 36.6% of income before taxes in the prior year. The effective income tax rate in the U.S. was reduced this quarter from 44.8% to 42.5% as the Company no longer intends to repatriate excess cash from Canada. As a result, income tax expense this quarter was reduced by approximately $140,000. We expect the effective tax rate to be in the 40% range for the remainder of the 2009 fiscal year.
Second Quarter Highlights
“Our business performed very well during the second quarter despite the ongoing challenges in the economy,” said James Welch, Dynamex President and Chief Executive Officer. “We are encouraged by the trends in our core growth rate, which only declined 2.9% with one less business day in the quarter. Our core sales have been relatively stable which I believe is a very good indicator of our ability to adapt and perform well in any operating environment. We continue to be very well positioned in our market and with our customers, and while the current environment remains challenging, it is also creating opportunities for our business as many smaller carriers do not have the financial strength to continue to do business.
“We are continuing to invest in our sales force to leverage these opportunities and will be increasing its size during fiscal 2009,” added Welch. “These costs are reflected in our current outlook yet we will not realize the full benefit of this investment until fiscal 2010. Given the current economic challenges, which are forecast to continue in the near term, we believe it is fiscally responsible to increase our reserve for doubtful accounts. This decision is not attributable to any particular customers, but rather the fact that the economy is providing challenges to many of our customers across the board.
“Overall, we are pleased with our second quarter performance, market position and current trends in our business,” concluded Welch. “We have suspended our share repurchase program to be more aggressive with acquisitions as the current environment is creating more attractive opportunities to expand our business. With our debt-free position, we certainly have the financial strength to pursue attractive acquisition opportunities.”
Long-Term Debt
Long-term debt was zero at January 31, 2009. Cash on hand and cash flow generated from operations was sufficient to fund operations and capital expenditures.

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Margins
The gross margin was 26.0% of sales in the current quarter, below our target range of 26.5% to 27.0%, and below the same quarter last year. The current year quarter was negatively impacted by an $800,000 increase in the reserve for doubtful accounts. Management expects the gross margin percentage for the remainder of this fiscal year to be in our target range of 26.5% to 27.0%.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $4.3 million, 4.4% of sales in the current quarter compared to $6.1 million or 5.5% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release).
Cash Flow from Operations
Net cash used by operating activities was $1.7 million compared to $1.0 million net cash provided by operating activities in the prior year. The reduction in cash provided by operating activities this year compared to last year is principally attributable to the lower level of earnings and a reduction in accounts payable and accrued liabilities. The timing of payments to service providers, vendors and employees, the lower Canadian dollar exchange rate and reduced bonus accruals are the principal reasons for the decline in accounts payable and accrued liabilities compared to the prior year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) was $811,000 in this quarter, up from $702,000 in the second quarter last year due principally to the higher level of capital additions over the last two fiscal years including lessor-financed leasehold improvements in FY 2007 related to the new corporate headquarters location in Dallas, Texas. As a percent of sales, D&A was 0.8%, compared to 0.6% in the prior year period. The Company will purchase approximately $2.8 million of specialized equipment in its third fiscal quarter in order to service a specific customer under a five-year contract extension which will increase the normal level of capital expenditures and future D&A.
Interest Expense
Interest expense for the three months ended January 31, 2009 was $43,000, $11,000 below the prior year period.
Outlook
The following outlook for FY 2009 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects sales for FY 2009 to be in the $405 million to $420 million range.
The Company continues to expect FY 2009 net income to range from $1.00 to $1.20 per fully diluted share.

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Dynamex — Second Quarter Fiscal Year 2009
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Investor Call
The Company will host an investor conference call on Thursday, March 5, 2009 at 9:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name — “Dynamex”. A telephone replay of the conference call will be available through March 12, 2009 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 314417.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex — Second Quarter Fiscal Year 2009
March 4, 2009

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	January 31,	July 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$4,734	$19,888
Accounts receivable (net of allowance for doubtful accounts of $1,689 and $915, respectively)	46,444	47,288
Income taxes receivable	3,116	1,546
Prepaid and other current assets	2,917	4,429
Deferred income taxes	3,906	3,504

Total current assets	61,117	76,655

Property and equipment — net	8,653	8,670
Goodwill	46,068	48,109
Intangibles — net	664	808
Other assets	3,041	4,382

Total assets	$119,543	$138,624

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$5,615	$12,621
Accrued liabilities	21,278	24,160

Total current liabilities	26,893	36,781

Long-term debt	—	—
Other long-term liabilities	4,183	4,209

Total liabilities	31,076	40,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 9,710 and 10,148 outstanding, respectively	97	101
Additional paid-in capital	35,465	45,311
Retained earnings	52,253	46,905
Unrealized foreign currency translation adjustment	652	5,317

Total stockholders’ equity	88,467	97,634

Total liabilities and stockholders’ equity	$119,543	$138,624

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Dynamex — Second Quarter Fiscal Year 2009
March 4, 2009

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2009	2008	2009	2008
Sales	$97,557	$111,957	$213,009	$223,709

Cost of sales:
Purchased transportation	62,874	73,596	138,256	147,517
Other direct costs	9,372	8,528	18,433	16,654

	72,246	82,124	156,689	164,171

Gross profit	25,311	29,833	56,320	59,538

Selling, general and administrative
Expenses:
Salaries and employee benefits	15,119	16,967	33,038	33,041
Other	6,207	6,929	12,971	13,515

	21,326	23,896	46,009	46,556

Depreciation and amortization	811	702	1,594	1,373
(Gain) loss on disposal of property and equipment	1	(7)	(2)	(16)

Operating income	3,173	5,242	8,719	11,625

Interest expense	43	54	81	132
Other income, net	(291)	(204)	(309)	(304)

Income before taxes	3,421	5,392	8,947	11,797

Income tax expense	1,117	1,973	3,599	4,384

Net income	$2,304	$3,419	$5,348	$7,413

Basic earnings per common share:	$0.24	$0.33	$0.54	$0.73

Diluted earnings per common share:	$0.24	$0.33	$0.54	$0.72

Weighted average shares:
Common shares outstanding	9,747	10,232	9,848	10,203
Adjusted common shares — assuming exercise of stock options	9,768	10,342	9,902	10,309

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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Six months ended
	January 31,		January 31,
	2009	2008	2009	2008
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	64.4%	65.7%	64.9%	65.9%
Other direct costs	9.6%	7.6%	8.7%	7.5%

	74.0%	73.3%	73.6%	73.4%

Gross profit	26.0%	26.7%	26.4%	26.6%

Selling, general and administrative expenses:
Salaries and employee benefits	15.5%	15.1%	15.5%	14.8%
Other	6.4%	6.2%	6.1%	6.0%

	21.9%	21.3%	21.6%	20.8%

Depreciation and amortization	0.8%	0.6%	0.7%	0.6%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	3.3%	4.8%	4.1%	5.2%

EBITDA Margin	4.4%	5.5%	5.0%	5.9%
EBITDA	$4,275	$6,148	$10,622	$13,302

Reconciliation of Non-GAAP Financial Measures:
Net income	$2,304	$3,419	$5,348	$7,413
Income tax expense	1,117	1,973	3,599	4,384
Interest expense	43	54	81	132
Depreciation and amortization	811	702	1,594	1,373

EBITDA	$4,275	$6,148	$10,622	$13,302

Sales by Service Type
On Demand	$30,964	31.7%	$36,840	32.9%	$68,667	32.2%	$74,100	33.1%
Scheduled/Distribution	66,593	68.3%	75,117	67.1%	144,342	67.8%	149,609	66.9%

Total Sales	$97,557	100.0%	$111,957	100.0%	$213,009	100.0%	$223,709	100.0%

Sales by Country
United States	$62,674	64.2%	$68,157	60.9%	$135,035	63.4%	$137,640	61.5%
Canada	34,883	35.8%	43,800	39.1%	77,974	36.6%	86,069	38.5%

Total Sales	$97,557	100.0%	$111,957	100.0%	$213,009	100.0%	$223,709	100.0%

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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Six months ended
	January 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$5,348	$7,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,594	1,373
Amortization of deferred bank financing fees	—	10
Provision for losses on accounts receivable	1,016	217
Stock option compensation	746	607
Deferred income taxes	553	574
Non-cash rent expense	71	23
Gain on disposal of property and equipment	(2)	(16)
Changes in current operating assets and liabilities:
Accounts receivable	(172)	(8,314)
Prepaids and other assets	73	787
Accounts payable and accrued liabilities	(10,882)	(1,713)

Net cash (used in) provided by operating activities	(1,655)	961

INVESTING ACTIVITIES
Purchase of property and equipment	(1,746)	(1,470)
Acquisition of customer lists	—	(657)
Withdrawal (purchase) of deferred compensation investments	676	(261)

Net cash used in investing activities	(1,070)	(2,388)

FINANCING ACTIVITIES
Net proceeds from sale of common stock	—	893
Tax benefit realized on exercise of stock options	—	148
Purchase and retirement of treasury stock	(10,597)	—
Other assets and deferred offering costs	532	(340)

Net cash (used in) provided by financing activities	(10,065)	701

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(2,364)	441

NET DECREASE IN CASH AND CASH EQUIVALENTS	(15,154)	(285)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,888	8,857

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,734	$8,572

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$31	$86

Cash paid for taxes	$4,291	$4,268

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